UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2024

Eagle Point Credit Company Inc.

(Exact name of Registrant as specified in its charter)

Delaware	811-22974	47-2215998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Steamboat Road, Suite 202, Greenwich, CT 06830

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 340-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ECC	New York Stock Exchange
6.50% Series C Term Preferred Stock due 2031	ECCC	New York Stock Exchange
6.75% Series D Preferred Stock	ECC PRD	New York Stock Exchange
8.00% Series F Term Preferred Stock due 2029	ECCF	New York Stock Exchange
6.6875% Notes due 2028	ECCX	New York Stock Exchange
6.75% Notes due 2031	ECCW	New York Stock Exchange
5.375% Notes due 2029	ECCV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Update on Offering of Convertible and Perpetual Preferred Stock

On May 6, 2024, Eagle Point Credit Company Inc. (the “Company”) held an initial closing for its 7.00% Series AA Convertible and Perpetual Preferred Stock. Pursuant to a Dealer Manager Agreement by and between the Company and Eagle Point Securities LLC (the “Dealer Manager”), the Dealer Manager has agreed to serve as the Company’s agent and dealer manager for the Company’s continuous offering through the Dealer Manager and the broker-dealers and other financial intermediaries participating in the offering (the “Selling Agents”) of up to 4,000,000 shares ($100 million in aggregate liquidation preference) (the “Offering”), of the Company’s 7.00% Series AA Convertible and Perpetual Preferred Stock and the Company’s 7.00% Series AB Convertible and Perpetual Preferred Stock (collectively, the “Convertible Preferred Stock”).

The Offering is being made pursuant to an effective registration statement on Form N-2 (333-269139) (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”), including a prospectus supplement dated March 22, 2024, and a base prospectus dated June 9, 2023 (collectively, the “Prospectus”). The material terms of the Convertible Preferred Stock are described in the Prospectus.

Update to Risk Factors

The Company is including the below update to its risk factors for the purpose of supplementing and updating the disclosure contained in the Registration Statement.

The consideration paid upon a Holder Optional Conversion or Issuer Optional Conversion of the Convertible Preferred Stock is uncertain and may result in dilution to our common stockholders.

The conversion rate for a Holder Optional Conversion and, if we have the required stockholder approval under the 1940 Act to issue our common stock below NAV (which, as of the date hereof, we have no intention to seek), the conversion rate for an Issuer Optional Conversion, are both based on the arithmetic average of the daily volume weighted average price per share of our common stock over each of the five (5) consecutive trading days ending on the date of such conversion, or the “Conversion Price,” which may represent a discount to the then-current NAV per share of our common stock. Any conversions effected at a price below the then-current NAV per share of our common stock would result in immediate dilution in the economic and voting interests of existing common stockholders (including former holders of Convertible Preferred Stock who had previously converted their holdings to common stock).

There is no cap on the number of shares of our common stock that can be issued upon the conversion of shares of Convertible Preferred Stock. The conversion of Convertible Preferred Stock into shares of common stock could cause the price of our common stock to decline significantly.

There is no cap on the number of shares of our common stock that can be issued upon the conversion of shares of Convertible Preferred Stock. Because the number of shares of our common stock issued upon conversion of the Convertible Preferred Stock will be based on the then-current price of shares of our common stock, the lower the price of our common stock at the time of conversion, the more shares of our common stock into which the Convertible Preferred Stock is convertible and the greater the dilution that will be experienced by holders of our common stock. Accordingly, there is no limit on the amount of dilution that may be experienced by holders of our common stock.

Given the potential for dilution, the offering of the Convertible Preferred Stock may be followed by a decline in the price of our common stock, creating additional dilution to the existing holders of the common stock. Such a price decline would allow holders of Convertible Preferred Stock to convert shares of Convertible Preferred Stock into larger amounts of our common stock. If, following such a price decline, shares of our common stock are issued upon conversion of the Convertible Preferred Stock, our common stock price may decline further. The potential decline in the price of our common stock described above may negatively affect our ability to obtain financing in the future.

Additionally, the issuance of the Convertible Preferred Stock could result in our failure to comply with NYSE’s listing standards under certain circumstances. NYSE’s listing standards that may be affected by the issuance of the Convertible Preferred Stock include voting rights rules, bid price requirements, listing of additional shares rules, change in control rules and NYSE discretionary authority rules. Failure to comply with any of these rules could result in the delisting of the Company’s securities from the NYSE or impact the ability to list the Convertible Preferred Stock on a national securities exchange in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Eagle Point Credit Company Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Point Credit Company Inc.

Date: May 6, 2024	By:	/s/ Kenneth P. Onorio
Kenneth P. Onorio
Chief Financial Officer and Chief Operating Officer